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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballard Power Systems Inc.

We consent to (i) the use and incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-10 (the "Registration Statement") of our audit report dated February 22, 2012, on the financial statements of Ballard Power Systems Inc. (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated February 22, 2012 on the effectiveness of internal control over financial reporting, each of which appear in the Company's annual report on Form 40-F for the fiscal year ended December 31, 2011 and (ii) the reference to our firm under the heading "Experts" in the prospectus included as part of the Registration Statement.

KPMG LLP

Chartered Accountants

April 23, 2012
Vancouver, Canada